UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Hawaiian Telcom Holdco, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT NO. 1 TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) by Hawaiian Telcom Holdco, Inc. (the “Company”) on October 5, 2017 (the “Definitive Proxy Statement”), which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

On October 13, 2017, a putative stockholder class action complaint (the “Complaint”) was filed in the United States District Court for the District of Hawai‘i against the “Company, each member of the Company’s board of directors, Cincinnati Bell Inc. (“Cincinnati Bell”) and Twin Acquisition Corp (“Merger Sub”).  This case is captioned Franchi v. Hawaiian Telcom Holdco, Inc., et al. (No. CV-17-00519) (the “Stockholder Litigation”).  The Complaint alleges violations of federal securities laws due to the alleged omission of material information in the registration statement filed by Cincinnati Bell on Form S-4 on August 17, 2017 in connection with the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”) entered into on July 9, 2017 by the Company, Cincinnati Bell and Merger Sub, a direct wholly owned subsidiary of Cincinnati Bell (which registration statement contains the form proxy statement/prospectus mailed to stockholders of the Company beginning on Occtober 10, 2017).  The merger agreement provides for Merger Sub to be merged with and into the Company (the “merger”), after which the Company will survive the merger as a wholly owned subsidiary of Cincinnati Bell.

The Company believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable laws; however, to avoid the risk that the Stockholder Litigation may delay or otherwise adversely affect the consummation of the merger and to minimize the expense of defending such actions, the Company wishes to voluntarily make supplemental disclosures related to the proposed merger, all of which are set forth below, in response to certain of the allegations raised in the Complaint.  Nothing in this supplemental information shall be deemed an admission of the legal necessity or materiality of the disclosures set forth herein.  To the contrary, the Company specifically denies all allegations in the Stockholder Litigation that any additional disclosure was or is required.  To the extent that information in this supplemental information differs from or updates information contained in the Definitive Proxy Statement, the information in this supplemental information shall supersede or supplement the information in the Definitive Proxy Statement.

Supplemental Disclosures

The following disclosure supplements and restates the table under the first full paragraph on page 98 of the Definitive Proxy Statement (beginning “UBS reviewed, among other things, . . . .”) under the heading “The Merger—Opinion of Hawaiian Telcom’s Financial Advisor—Hawaiian Telcom Financial Analyses—Selected Public Companies Analysis”:

Implied Multiples
Enterprise Value as Multiple of EBITDA(1):
Selected Public Companies	2017E	2018E
Alaska Communications Systems Group, Inc.	4.9x	4.7x
Cincinnati Bell Inc.	7.1x	6.8x
Consolidated Communications Holdings, Inc.	6.0x	6.2x
Frontier Communications Corporation	5.3x	5.4x
Windstream Holdings, Inc.	4.6x	4.6x
Mean	5.6x	5.5x
Median	5.3x	5.4x
High	7.1x	6.8x
Low	4.6x	4.6x
Hawaiian Telcom Based on Closing Stock Price on July 7, 2017 of $24.44	5.4x	5.1x
Hawaiian Telcom Based on Per Share Value of the Aggregate Merger Consideration of $30.75	6.1x	5.7x

(1) Enterprise value of Hawaiian Telcom as multiple of Adjusted EBITDA.

The following disclosure supplements and restates the table under the second full paragraph on page 99 of the Definitive Proxy Statement (beginning “The Merger—UBS reviewed the enterprise values . . . .”) under the heading “Opinion of Hawaiian Telcom’s Financial Advisor—Hawaiian Telcom Financial Analyses—Selected Transactions Analysis”:

Implied Multiples
Acquiror / Target	Transaction Value as Multiple of Latest 12 Months EBITDA(1):
Consolidated Communications Holdings, Inc. / FairPoint Communications, Inc.	5.8x
Windstream Holdings, Inc. / EarthLink Holdings Corp.	4.8x
Frontier Communications Corporation / Verizon Wirelines Operations in California, Florida and Texas	6.2x
Consolidated Communications Holdings, Inc. / Enventis Corporation	7.2x
Frontier Communications Corporation / AT&T Wireline Residential and Business Services and Associated Assets in Connecticut	4.8x
Consolidated Communications Holdings, Inc. / SureWest Communications	6.4x
Mean	5.9x
Median	6.0x
High	7.2x
Low	4.8x
Hawaiian Telcom Based on Per Share Value of the Aggregate Merger Consideration of $30.75	6.0x

(1) Transaction value of Hawaiian Telcom as multiple of Adjusted EBITDA.

The following disclosure supplements and restates the paragraph beginning at the end of page 99 and continuing on to page 100 of the Definitive Proxy Statement (beginning “UBS performed a discounted . . . .”) under the heading “The Merger—Opinion of Hawaiian Telcom’s Financial Advisor—Hawaiian Telcom Financial Analyses—Discounted Cash Flow Analysis,” with the supplemental language in bold and underlined text:

UBS performed a discounted cash flow analysis of Hawaiian Telcom using the Updated Five-Year Hawaiian Telcom Forecast. UBS calculated a range of implied present values (as of June 30, 2017) of the standalone unlevered, after-tax free cash flows that Hawaiian Telcom was forecasted to generate from July 1, 2017 through calendar year 2021, and of terminal values for Hawaiian Telcom based on Hawaiian Telcom’s calendar year 2021 estimated Adjusted EBITDA, plus the present value of Hawaiian Telcom’s federal net operating loss carryforwards, referred to as NOLs. Standalone unlevered, after-tax free cash flows were derived from the Updated Five-Year Hawaiian Telcom Forecast by subtracting from estimated Adjusted EBITDA stock-based compensation and other non-recurring items, depreciation and amortization and taxes at an effective rate of 38% and adding to such amount anticipated cash flow from Hawaiian Telcom’s Southeast Asia to United States trans-Pacific submarine cable system capacity agreements, depreciation and amortization and subtracting from such amount capital expenditures, pension and other postemployment benefits, adding or subtracting, as applicable, increases or decreases in net working capital and adding provisions for uncollectible amounts and other non-cash income. Implied terminal values were derived by applying to Hawaiian Telcom’s calendar year 2021 estimated Adjusted EBITDA a range of Adjusted EBITDA terminal value multiples of 4.5x to 5.5x. UBS selected the range of Adjusted EBITDA multiples based on its professional judgment and expertise. Present values of cash flows and terminal values were calculated using discount rates ranging from 7.00% to 8.00%, based on an analysis of Hawaiian Telcom’s weighted average cost of capital (derived by utilizing the capital asset pricing model, and taking into account macroeconomic assumptions and estimates of risk, the expected cost of debt, expected returns and other appropriate factors), and the present value of Hawaiian Telcom’s NOLs (the “Hawaiian Telcom NOLs”) was calculated by discounting the estimated value of the cash tax savings from usage of the Hawaiian Telcom NOLs, as set forth in Hawaiian Telcom’s public filings and approved for UBS’s use by Hawaiian Telcom’s management, using a discount rate of 7.50%, the mid-point of the range, based on Hawaiian Telcom’s weighted average cost of capital. The discounted cash flow analysis resulted in a range of implied present values of $23.31 to $33.31 per share of Hawaiian Telcom common stock, as compared to the per share value of the aggregate merger consideration of $30.75.

The following disclosure supplements and restates the paragraph beginning on page 100 and continuing on to page 101 of the Definitive Proxy Statement (beginning “UBS performed a discounted . . . .”) under the heading “The Merger—Opinion of Hawaiian Telcom’s Financial Advisor—Cincinnati Bell Financial Analyses—Discounted Cash Flow Analyses—Cincinnati Bell Pro Forma for the OnX Acquisition,” with the supplemental language in bold and underlined text:

UBS performed a discounted cash flow analysis of Cincinnati Bell, taking into account the pro forma effect of the OnX acquisition, but without giving effect to the merger, using (i) financial forecasts and estimates relating to Cincinnati Bell prepared by Hawaiian Telcom’s management and (ii) estimates of the pro forma effect of the OnX acquisition and the synergies anticipated to result from the OnX acquisition prepared by the management of Cincinnati Bell and approved for UBS’s use by Hawaiian Telcom. UBS calculated a range of implied present values (as of June 30, 2017) of the unlevered, after-tax free cash flows that Cincinnati Bell was forecasted to generate from July 1, 2017 through calendar year 2021, and of terminal values for Cincinnati Bell based on Cincinnati Bell’s calendar year 2021 estimated Adjusted EBITDA (as defined in the section of this proxy statement/prospectus titled “—Certain Hawaiian Telcom Unaudited Management Financial Forecasts—Use of Non-GAAP Measures in the Hawaiian Telcom Management CBB Forecasts”), plus the present value of Cincinnati Bell’s NOLs, in each case taking into account the pro forma effect of the OnX acquisition, but without giving effect to the merger. Unlevered, after-tax free cash flows were derived from the Five-Year Cincinnati Bell Forecast (Pro Forma for OnX Acquisition) by subtracting from estimated Adjusted EBITDA stock-based compensation, depreciation and amortization and taxes at an effective rate of 38% and adding to such amount depreciation and amortization and subtracting from such amount capital expenditures, pension and other postemployment benefits, adding or subtracting, as applicable, increases or decreases in net working capital and adding provisions for loss on receivables, non-cash interest expense and loss on debt extinguishment and other. Implied terminal values were derived by applying to Cincinnati Bell’s calendar year 2021 estimated Adjusted EBITDA (taking into account the pro forma effect of the OnX acquisition, but without giving effect to the merger) a range of Adjusted EBITDA terminal value multiples of 6.5x to 7.5x. UBS selected the range of Adjusted EBITDA multiples based on its professional judgment and expertise. Present values of cash flows and terminal values were calculated using discount rates ranging from 6.50% to 7.50%, based on an analysis of Cincinnati Bell’s weighted average cost of capital (derived by utilizing the capital asset pricing model, and taking into account macroeconomic assumptions and estimates of risk, the expected cost of debt, expected returns and other appropriate factors), and the present value of Cincinnati Bell’s NOLs (the “Cincinnati Bell NOLs”) was calculated by discounting the estimated value of the cash tax savings from usage of Cincinnati Bell’s NOLs, as set forth in Cincinnati Bell’s public filings and approved for UBS’s use by Hawaiian Telcom’s management, using a discount rate of 7.00%, the mid-point of the range, based on Cincinnati Bell’s weighted average cost of capital. The discounted cash flow analysis resulted in a range of implied present values of $14.76 to $22.86 per Cincinnati Bell common share, as compared to the volume weighted average price of Cincinnati Bell common shares for the 20-day period ended July 7, 2017 of $18.86.

The following disclosure supplements and restates the first full paragraph on page 101 of the Definitive Proxy Statement (beginning “UBS  also performed . . . .”) under the heading “The Merger—Opinion of Hawaiian Telcom’s Financial Advisor—Cincinnati Bell Financial Analyses—Discounted Cash Flow Analyses—Cincinnati Bell Pro Forma for Both the Merger and the OnX Acquisition,” with the supplemental language in bold and underlined text:

UBS also performed discounted cash flow analyses of Cincinnati Bell, taking into account the pro forma effect of both the merger and the OnX acquisition, using (i) financial forecasts and estimates relating to Cincinnati Bell prepared by Hawaiian Telcom’s management and (ii) estimates of the pro forma effect of the merger and the OnX acquisition and the synergies anticipated to result from the merger and the OnX acquisition prepared by the management of Cincinnati Bell and approved for UBS’s use by Hawaiian Telcom. UBS calculated a range of implied present values (as of June 30, 2017) of the unlevered, after-tax free cash flows that Cincinnati Bell was forecasted to generate from July 1, 2017 through calendar year 2021, and of terminal values for Cincinnati Bell based on Cincinnati Bell’s calendar year 2021 estimated Adjusted EBITDA, plus the present value of Cincinnati Bell’s NOLs, in each case taking into account the pro forma effect of both the merger and the OnX acquisition. Unlevered, after-tax free cash flows were derived from the Five-Year Cincinnati Bell Forecast (Pro Forma for OnX Acquisition and the Merger) by subtracting from estimated Adjusted EBITDA stock-based compensation and other non-recurring items, depreciation and amortization and taxes at an effective rate of 38% and adding to such amount anticipated cash flow from Hawaiian Telcom’s Southeast Asia to United States trans-Pacific submarine cable system capacity agreements, depreciation and amortization and subtracting from such amount capital expenditures, pension and other postemployment benefits, adding or subtracting, as applicable, increases or decreases in net working capital and adding provisions for uncollectible amounts, other non-cash income, loss on receivables, non-cash interest expense, loss on debt extinguishment and other. Implied terminal values were derived by applying to Cincinnati Bell’s calendar year 2021 estimated Adjusted EBITDA (taking into account the pro forma effect of both the merger and the OnX acquisition) a range of Adjusted EBITDA terminal value multiples of 6.0x to 7.0x. UBS selected the range of Adjusted EBITDA multiples based on its professional judgment and expertise. Present values of cash flows and terminal values were calculated using discount rates ranging from 6.50% to 7.50%, based on an analysis of Cincinnati Bell’s weighted average cost of capital (derived by utilizing the capital asset pricing model, and taking into account macroeconomic assumptions and estimates of risk, the expected cost of debt, expected returns and other appropriate factors), and the present value of Cincinnati Bell’s NOLs was calculated by discounting the estimated values of the cash tax savings from usage of the Hawaiian Telcom NOLs and the Cincinnati Bell NOLs using a discount rate of 7.00%, the mid-point of the range, based on Cincinnati Bell’s weighted average cost of capital. UBS then calculated a range of implied present values per Hawaiian Telcom share of the merger consideration, assuming for purposes of the calculation, that (a) a holder of Hawaiian Telcom common stock would elect to receive the mixed consideration of $18.45 in cash and 0.6522 Cincinnati Bell common shares and (b) a holder of Hawaiian Telcom common stock would elect to receive the share consideration of 1.6305 Cincinnati Bell common shares and not be subject to proration. These discounted cash flow analyses resulted in ranges of implied present values per Hawaiian Telcom share of the merger consideration based upon (1) the mixed consideration, of $27.70 to $33.88, and (2) the share consideration, of $23.11 to $38.57, as compared to the per share value of the aggregate merger consideration of $30.75.

The following disclosure supplements and restates the third full paragraph on page 102 of the Definitive Proxy Statement (beginning “Under the terms . . . .”) under the heading “The Merger—Opinion of Hawaiian Telcom’s Financial Advisor—Miscellaneous,” with the supplemental language in bold and underlined text:

Under the terms of UBS’s engagement, Hawaiian Telcom agreed to pay UBS for its financial advisory services in connection with the merger an aggregate fee currently estimated to be approximately $8.9 million, of which $750,000 became payable in connection with the delivery of UBS’s opinion and the remainder of which is contingent upon consummation of the merger. In addition, Hawaiian Telcom agreed to reimburse UBS certain of UBS’s expenses arising, and indemnify UBS against certain liabilities that may arise, out of UBS’s engagement. In the past, UBS and its affiliates have provided investment banking, commercial banking and other financial services to Hawaiian Telcom and Cincinnati Bell unrelated to the proposed merger, however, UBS has not received compensation from Hawaiian Telcom or Cincinnati Bell for providing any such services unrelated to the proposed merger in the two-year period ended July 9, 2017. In addition, during the period from January 1, 2013 to July 9, 2015, UBS received less than $5 million in aggregate compensation from Hawaiian Telcom and Cincinnati Bell for such services unrelated to the proposed merger. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Hawaiian Telcom and Cincinnati Bell, and, accordingly, may at any time hold a long or short position in such securities.

The following disclosure is an additional paragraph that is inserted after the last table on page 108 of the Definitive Proxy Statement under the heading “The Merger—Certain Hawaiian Telcom Unaudited Management Financial Forecasts—The Five-Year Hawaiian Telcom Forecast and the Updated Five-Year Hawaiian Telcom Forecast”:

As set forth in Hawaiian Telcom’s Form 10-K for the fiscal year ended December 31, 2016, as of December 31, 2016, net operating losses available to Hawaiian Telcom for carry forward through 2036 amounted to $166.5 million for federal purposes.

The following disclosure is an additional paragraph that is inserted after the first full paragraph on page 110 of the Definitive Proxy Statement (beginning “Reconciliations of the non-GAAP . . . .”) under the heading “The Merger—Certain Hawaiian Telcom Unaudited Management Financial Forecasts—The Five-Year Cincinnati Bell Forecast (Pro Forma for OnX Acquisition) and the Five-Year Cincinnati Bell Forecast (Pro Forma for OnX Acquisition and the Merger)”:

As set forth in Cincinnati Bell’s Form 10-K for the fiscal year ended December 31, 2016, as of December 31, 2016, Cincinnati Bell had federal tax operating loss carryforwards with a deferred tax asset value of $76.8 million, with the majority of the remaining federal tax loss carryforwards generally expiring in 2023.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the proposed merger and related transactions and all other statements in this supplemental information and any exhibits furnished or filed herewith, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this supplemental information, the words “expect,” “believe,” “anticipate,” “goal,” “plan,” “intend,” “estimate,” “may,” “will” or similar words are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks, uncertainties and other factors that could cause the actual results to differ materially from such forward-looking statements, including, but not limited to (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or conditions to the closing of the merger may not be satisfied or waived, (2) the failure to obtain the approval of the Company’s stockholders or the failure to satisfy the closing conditions, (3) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed merger, (4) the effect of the announcement of the merger on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers, operating results and business generally, (5) the transaction may involve unexpected costs, liabilities or delays, (6) the Company’s business may suffer as a result of the uncertainty surrounding the transaction, (7) the outcome of any legal proceeding relating to the transaction, (8) the Company may be adversely affected by other economic, business and/or competitive factors, and (9) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent the Company’s views as of the date on which such statements were made. The Company anticipates that subsequent events and developments may cause its views to change. However, although the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. Additional factors that may affect the business or financial results of the Company are described in the risk factors included in the Company’s filings with the SEC, including the Company’s 2016 Annual Report on Form 10-K, the Company’s quarterly reports on Form 10-Q and Current Reports on Form 8-K.